Exhibit 10.3

AMENDING AGREEMENT

THIS AGREEMENT made the 5th day of February, 2009, to be effective as at the 5th day of February, 2009 (the “Effective Date”)

BETWEEN:

LML PAYMENT SYSTEMS INC., a corporation continued under the laws of the Yukon Territory of 1680 – 1140 West Pender Street, Vancouver, B.C., V6E 4G1

(the “Company”)

AND:

PATRICK H. GAINES, businessman of, Vancouver, B.C.

(the “Executive”)

WHEREAS:

A.
The Company and the Executive are parties to an employment agreement dated March 31, 2008 (the “Original Agreement”) whereby the Company has retained the services of the Executive in acting as its President and Chief Executive Officer and Chairman of the board of directors of the Company (the “Board”);

B.
The Board has determined that it is in the best interests of the Company that the Executive cease to be the President of the Company and be replaced in that office by Mr. Craig Thomson who is, as of the date hereof, the President and Chief Executive Officer (“CEO”) of Beanstream Internet Commerce Inc., a wholly-owned subsidiary of the Company and that the Executive continue as the Chairman of the Board and CEO of the Company;

C.
Section 11.2(b) of the Agreement provides, in effect, that “the assignment to the Executive of duties inconsistent with this Agreement or a change in his titles or authority” is “Good Reason” (as defined in the Agreement) to allow the Executive to terminate the Agreement and, thereby, to trigger the payments to him contemplated in section 11.7 of the Agreement;

D.
It is appropriate to amend the Original Agreement in order to reflect such changes in management of the Company and also for the Executive to waive his rights under section 11.2(b) in respect of his ceasing to be President of the Company; and

E.	The parties now wish to make certain amendments to the Original Agreement upon the terms and conditions set out in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and other valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties hereto covenant and agree as follows:

1.	Section 2.1 of the Original Agreement is deleted in its entirety.

2.	The following provision is added to the Original Agreement as a new section 2.1:

“2.1           The Executive agrees to perform the duties and responsibilities of the Chief Executive Officer of the Company and the Chairman of the board of directors of the Company (the “Board”).  The Executive’s duties will include the day-to-day management of the Company, attendance at all Board meetings and Board committee meetings, and such other incidental duties and responsibilities as may be reasonably required by the Company and assigned to the Executive by the Board from time to time (hereinafter collectively referred to as the “Services”).”

3.
All provisions of the Original Agreement which are not amended by this Agreement remain unchanged and the amendments contemplated in sections 1 and 2 hereof taken together with all other unamended provisions of the Original Agreement form the employment agreement between the Company and the Executive as if such amendments formed part of the Original Agreement.

4.
The Executive hereby waives all his rights under section 11.2(b) of the Agreement with respect to the changes to his duties, titles and authority resulting from his ceasing to be the President of the Company as of the Effective Date.

5.	This Agreement shall become binding upon the parties on the Effective Date.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day and year first above written.

LML PAYMENT SYSTEMS INC.

Per:

/s/ Greg MacRae
Authorized Signatory

PATRICK H. GAINES

/s/ Patrick H. Gaines	/s/ Carolyn Gaines
Signature	Witness Signature

Carolyn Gaines
Print Witness Name